Exhibit 99.1

Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2018 RESULTS
DALLAS, April 23, 2018-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2018 results.
Executive Summary

•
First quarter 2018 net sales of $4.7 billion increased 5 percent compared to the year-ago period. Changes in foreign currency exchange rates benefited sales by 3 percent. Organic sales rose 2 percent, including 3 percent growth in North American consumer products.

•	Diluted net income per share for the first quarter of 2018 was $0.26, including significant charges related to the company’s previously announced 2018 Global Restructuring Program.

•
First quarter adjusted earnings per share were $1.71 in 2018, an increase of 9 percent compared to diluted net income per share of $1.57 in 2017. Adjusted earnings per share exclude certain items described later in this news release.

•	Diluted net income per share for 2018 is anticipated to be $3.67 to $4.27.

•	The company continues to target full-year 2018 organic sales growth of approximately 1 percent and adjusted earnings per share of $6.90 to $7.20, a year-on-year increase of 11 to 16 percent.
Chairman and Chief Executive Officer Thomas J. Falk said, “I’m encouraged by the 2 percent organic sales growth we delivered in the first quarter, led by improved performance in North America. We also generated $90 million of cost savings, reduced discretionary spending and returned approximately $550 million to shareholders through dividends and share repurchases. While our margins were impacted by significant commodity inflation, we’re taking actions to increase net realized revenue and reduce costs in order to improve performance. We are broadly on track with our plan for the year and we remain optimistic about our opportunities to create long-term shareholder value through execution of our Global Business Plan strategies.”
First Quarter 2018 Operating Results
Sales of $4.7 billion in the first quarter of 2018 were up 5 percent compared to the year-ago period. Changes in foreign currency exchange rates benefited sales by 3 percent. Organic sales improved 2 percent, as volumes increased 3 percent while net selling prices were down 1 percent. In North America, organic sales increased 3 percent in consumer products and 2 percent in K-C Professional. Outside North America, organic sales rose 2 percent in developed markets and 1 percent in developing and emerging markets.

First quarter operating profit was $247 million in 2018 and $848 million in 2017. Results in 2018 included $577 million of charges related to the 2018 Global Restructuring Program. First quarter 2018 adjusted operating profit was $824 million. Results were impacted by $175 million of higher input costs, driven by a $105 million increase in pulp and a $45 million increase in other raw materials. The operating profit comparison was also affected by lower net selling prices. On the other hand, results benefited from $90 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program, volume growth, reduced marketing, research and general spending and $20 million of favorable foreign currency translation effects.
The first quarter effective tax rate was 59.8 percent in 2018, which included an $82 million net charge associated with U.S. tax reform related matters. The first quarter adjusted effective tax rate in 2018 was 22.0 percent compared to the effective tax rate of 27.5 percent in the first quarter of 2017. The comparison benefited from U.S. tax reform, along with resolution of certain tax matters. The company continues to expect a full-year 2018 adjusted effective tax rate of 23 to 26 percent.
Kimberly-Clark’s share of net income of equity companies in the first quarter was $27 million in 2018 and $29 million in 2017. At Kimberly-Clark de Mexico, results benefited from organic sales growth, favorable currency effects and cost savings, but were negatively impacted by higher input costs.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter was $542 million in 2018 and $436 million in 2017. The increase was driven by lower tax payments. Capital spending for the first quarter was $189 million in 2018 and $215 million in 2017. First quarter 2018 share repurchases were 1.8 million shares at a cost of $204 million. Total debt was $7.7 billion at March 31, 2018 and $7.4 billion at the end of 2017.
First Quarter 2018 Business Segment Results
Personal Care Segment
First quarter sales of $2.3 billion were up 3 percent. Changes in currency rates and last year’s acquisition of the company’s joint venture in India benefited sales by 2 percent and 1 percent, respectively. Volumes and product mix each improved 1 percent, while net selling prices fell 2 percent. First quarter operating profit of $470 million decreased 3 percent. The comparison was impacted by input cost inflation and lower net selling prices. Results benefited from cost savings, reduced marketing, research and general spending, volume growth and favorable currency effects.
Sales in North America improved 1 percent. Volumes increased 3 percent, while net selling prices declined 2 percent, including higher promotion spending in the baby care and adult care categories. Volumes were up mid-single digits in child care and low-single digits in both Huggies diapers and adult care.
Sales in developing and emerging markets increased 3 percent. The acquisition of the company’s joint venture in India benefited sales by 2 percent and currency rates were favorable by 1 percent. Product mix improved 2 percent and volumes increased 1 percent, while net selling prices were down 3 percent. Volumes increased in Eastern Europe and Latin America, but fell in China.

Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 6 percent, including an 8 point benefit from favorable currency rates. Volumes were down 4 percent, driven by South Korea. The combined impact of changes in net selling prices and product mix benefited sales by 2 percent.
Consumer Tissue Segment
First quarter sales of $1.6 billion were up 9 percent. Volumes increased 7 percent, while product mix was unfavorable by 2 percent. Changes in currency rates benefited sales by more than 3 percent. First quarter operating profit of $249 million decreased 11 percent. The comparison was impacted by input cost inflation and unfavorable product mix. Results benefited from volume growth, cost savings, reduced marketing, research and general spending and favorable currency effects.
Sales in North America increased 6 percent. Volumes rose 9 percent compared to soft performance in the year-ago period when volumes declined 7 percent. Product mix was unfavorable by 3 percent and net selling prices were down slightly. The volume comparison reflected increased promotion support, changes in the timing of promotion activity and a severe cold and flu season that benefited facial tissue sales. The decline in product mix was mostly due to the promotion activity.
Sales in developing and emerging markets increased 7 percent, including a 3 point benefit from favorable currency rates. Volumes increased more than 4 percent, driven by Asia-Pacific, while net selling prices declined 1 percent.
Sales in developed markets outside North America increased 17 percent. Currency rates were favorable by 11 percent, mostly in Western/Central Europe. Volumes increased 4 percent, driven by South Korea, and net selling prices rose 2 percent.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion increased 5 percent. Changes in currency rates benefited sales by 3 percent. Volumes increased approximately 2 percent and net selling prices and product mix each improved slightly. First quarter operating profit of $158 million increased 6 percent. The comparison benefited from organic sales growth, cost savings, lower marketing, research and general spending and favorable currency effects, partially offset by input cost inflation.
Sales in North America increased approximately 3 percent. Volumes were up 2 percent, with growth in all major product categories including a mid-single digit gain in wipers.
Sales in developing and emerging markets increased 7 percent, including a 3 point benefit from currency rates. Volumes were up 4 percent, primarily in Asia-Pacific.
Sales in developed markets outside North America were up 10 percent. Currency rates were favorable by approximately 11 percent, mostly in Western/Central Europe. Volumes fell 3 percent, while the combined impact of changes in net selling prices and product mix increased sales 2 percent.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The program will make Kimberly-Clark’s overhead organization structure and manufacturing supply chain less complex and more efficient and is expected to broadly impact all of the company’s business segments and organizations in each major geography.
The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021, driven by workforce reductions along with manufacturing supply chain efficiencies. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. The sales are concentrated in the consumer tissue business segment. To implement the program, the company expects to incur restructuring charges of $1,700 to $1,900 million pre-tax ($1,350 to $1,500 million after tax) by the end of 2020.
First quarter 2018 restructuring charges were $577 million pre-tax ($428 million after tax). First quarter 2018 restructuring savings were insignificant and the company continues to target full-year 2018 savings of $50 to $70 million, with the vast majority anticipated to occur in the second half of the year.
2018 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2018:

•	Net sales increase of 2 to 3 percent (prior assumption was for an increase of 1 to 2 percent).

•	Changes in foreign currency exchange rates are anticipated to have a 1 to 2 percent positive impact on net sales (previous estimate neutral to 1 percent positive impact).

•
Inflation in key cost inputs of $400 to $550 million compared to the previous estimate of $300 to $400 million. The update reflects higher assumptions for pulp costs in particular, and secondarily other raw materials. In North America, the company is assuming market prices of $1,075 to $1,175 per metric ton for eucalyptus pulp and low-to-mid-$60’s per barrel for oil.

•	Benefits from changes in net selling prices are expected to be slightly higher than previously assumed as a result of the increased cost inflation estimate.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•
U.S. tax reform. In the fourth quarter of 2017, the company recognized a net benefit as a result of U.S. tax reform and related activities. In the first quarter of 2018, the company recognized a net charge associated with U.S. tax reform related matters.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and acquisitions and divestitures also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 146-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.

Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2017 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended March 31
	2018	2017	Change
Net Sales	$4,731	$4,504	+5%
Cost of products sold	3,407	2,844	+20%
Gross Profit	1,324	1,660	-20%
Marketing, research and general expenses	1,079	807	+34%
Other (income) and expense, net	(2)	5	N.M.
Operating Profit	247	848	-71%
Nonoperating expense	(9)	(14)	-36%
Interest income	2	2	—
Interest expense	(66)	(83)	-20%
Income Before Income Taxes and Equity Interests	174	753	-77%
Provision for income taxes	(104)	(207)	-50%
Income Before Equity Interests	70	546	-87%
Share of net income of equity companies	27	29	-7%
Net Income	97	575	-83%
Net income attributable to noncontrolling interests	(4)	(12)	-67%
Net Income Attributable to Kimberly-Clark Corporation	$93	$563	-83%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$0.27	$1.58	-83%
Diluted	$0.26	$1.57	-83%

Cash Dividends Declared	$1.00	$0.97	+3%

Common Shares Outstanding	March 31
	2018	2017
Outstanding shares as of	349.6	355.2
Average diluted shares for three months ended	352.6	358.6

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$3,407	$277	$—	$3,130
Gross Profit	1,324	(277)	—	1,601
Marketing, research and general expenses	1,079	300	—	779
Operating Profit	247	(577)	—	824
Provision for income taxes	(104)	143	(82)	(165)
Effective tax rate	59.8%	—	—	22.0%
Share of net income of equity companies	27	(3)	—	30
Net income attributable to noncontrolling interests	(4)	9	—	(13)
Net Income Attributable to Kimberly-Clark Corporation	93	(428)	(82)	603
Diluted Earnings per Share(a)	0.26	(1.21)	(0.23)	1.71
(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$626	$616
Accounts receivable, net	2,470	2,315
Inventories	1,778	1,790
Other current assets	498	490
Total Current Assets	5,372	5,211
Property, Plant and Equipment, Net	7,328	7,436
Investments in Equity Companies	260	233
Goodwill	1,576	1,576
Other Assets	767	695
TOTAL ASSETS	$15,303	$15,151

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,599	$953
Trade accounts payable	2,826	2,834
Accrued expenses	1,899	1,730
Dividends payable	350	341
Total Current Liabilities	6,674	5,858
Long-Term Debt	6,081	6,472
Noncurrent Employee Benefits	1,152	1,184
Deferred Income Taxes	421	395
Other Liabilities	359	299
Redeemable Preferred Securities of Subsidiaries	61	61
Stockholders' Equity
Kimberly-Clark Corporation	317	629
Noncontrolling Interests	238	253
Total Stockholders' Equity	555	882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,303	$15,151

2018 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended March 31
	2018	2017
Operating Activities
Net income	$97	$575
Depreciation and amortization	211	178
Asset impairments	74	—
Stock-based compensation	18	20
Deferred income taxes	(27)	(25)
Net losses on asset dispositions	36	5
Equity companies' earnings in excess of dividends paid	(27)	(26)
Operating working capital	103	(264)
Postretirement benefits	(41)	(21)
Other	98	(6)
Cash Provided by Operations	542	436
Investing Activities
Capital spending	(189)	(215)
Investments in time deposits	(83)	(37)
Maturities of time deposits	19	70
Other	(3)	4
Cash Used for Investing	(256)	(178)
Financing Activities
Cash dividends paid	(341)	(329)
Change in short-term debt	249	196
Debt repayments	(2)	(8)
Proceeds from exercise of stock options	14	78
Acquisitions of common stock for the treasury	(197)	(295)
Other	(6)	(9)
Cash Used for Financing	(283)	(367)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	7	21
Change in Cash and Cash Equivalents	10	(88)
Cash and Cash Equivalents - Beginning of Period	616	923
Cash and Cash Equivalents - End of Period	$626	$835

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2018	2017	Change
NET SALES
Personal Care	$2,307	$2,250	+3%
Consumer Tissue	1,579	1,455	+9%
K-C Professional	832	789	+5%
Corporate & Other	13	10	N.M.
TOTAL NET SALES	$4,731	$4,504	+5%

OPERATING PROFIT
Personal Care	$470	$487	-3%
Consumer Tissue	249	280	-11%
K-C Professional	158	149	+6%
Corporate & Other(a)	(632)	(63)	N.M.
Other (income) and expense, net(a)	(2)	5	N.M.
TOTAL OPERATING PROFIT	$247	$848	-71%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2018
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition	Currency	Organic(b)
Personal Care	3	1	(2)	1	1	2	—
Consumer Tissue	9	7	—	(2)	—	3	5
K-C Professional	5	2	—	—	—	3	2
TOTAL CONSOLIDATED	5	3	(1)	—	—	3	2

(a)	Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding.

(b)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS

	Estimated Range
ESTIMATED FULL YEAR 2018 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.90	-	$7.20
Adjustment for charges related to the 2018 Global Restructuring Program	(3.00)	-	(2.70)
Adjustment for net charge associated with U.S. Tax Reform Related Matters	(0.23)	-	(0.23)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.67	-	$4.27

ESTIMATED FULL YEAR 2018 EFFECTIVE TAX RATE
Adjusted effective tax rate	23%	-	26%
Adjustment for charges related to the 2018 Global Restructuring Program	1	-	1
Adjustment for net charge associated with U.S. Tax Reform Related Matters	4	-	4
Effective tax rate	28%	-	31%

Twelve months ended December 31, 2017
FULL YEAR 2017 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.23
Adjustment for net benefit associated with U.S. Tax Reform Related Matters	0.17
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.40

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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